Exhibit 99.2

Index to IonQ, Inc. Financial Statements

Page
Financial Statements (unaudited)
Condensed Balance Sheets as of June 30, 2021 and December 31, 2020	F-2
Condensed Statements of Operations and Comprehensive Loss for the Three and Six Months Ended June 30, 2021 and 2020	F-3
Condensed Statements of Changes in Convertible Redeemable Preferred Stock, Warrants and Stockholders’ Deficit for the Three and Six Months Ended June 30, 2021 and 2020	F-4
Condensed Statements of Cash Flows for the Six Months Ended June 30, 2021 and 2020	F-5
Notes to Condensed Financial Statements	F-6

IonQ, Inc.

Condensed Balance Sheets

(unaudited)

(in thousands, except share and per share data)

	June 30,	December 31,
	2021	2020
Assets:
Current assets:
Cash and cash equivalents	$27,692	$36,120
Accounts receivable	420	390
Prepaid expenses and other current assets ($769 and $1,013 attributable to related parties)	4,853	2,069

Total current assets	32,965	38,579
Property and equipment, net	15,558	11,988
Operating lease right-of-use assets ($4,164 and $4,296 attributable to related parties)	4,164	4,296
Intangible assets, net	5,110	2,687
Other noncurrent assets ($2,105 and $2,365 attributable to related parties)	2,596	2,928

Total Assets	$60,393	$60,478

Liabilities, Convertible Redeemable Preferred Stock and Warrants, and Stockholders’ Deficit
Current liabilities:
Accounts payable ($1 and $5 attributable to related parties)	$4,635	$538
Accrued expenses	1,688	608
Current portion of operating lease liabilities ($559 and $495 attributable to related parties)	559	495
Unearned revenue	100	240
Current portion of stock option early exercise liabilities	1,525	—

Total current liabilities	8,507	1,881
Operating lease liabilities, net of current portion ($3,716 and $3,776 attributable to related parties)	3,716	3,776
Unearned revenue, net of current portion	1,533	1,118
Stock option early exercise liabilities, net of current portion	3,228	—

Total liabilities	$16,984	$6,775
Commitments and Contingencies
Convertible Redeemable Preferred Stock and Warrants:
Series A convertible redeemable preferred stock; $0.0001 par value per share; 2,000,000 shares authorized, issued and outstanding as of June 30, 2021 and December 31, 2020; aggregate liquidation preference of $2,000 as of June 30, 2021 and December 31, 2020	1,925	1,925
Series B convertible redeemable preferred stock; $0.0001 par value per share; 9,753,798 shares authorized, issued and outstanding as of June 30, 2021 and December 31, 2020; aggregate liquidation preference of $20,483 as of June 30, 2021 and December 31, 2020	21,111	21,111
Series B-1 convertible redeemable preferred stock; $0.0001 par value per share; 13,217,404 shares authorized as of June 30, 2021 and December 31, 2020; 11,166,941, shares issued and outstanding as of June 30, 2021 and December 31, 2020; aggregate liquidation preference of $61,867 as of June 30, 2021 and December 31, 2020	61,867	61,867
Warrants for Series B-1 convertible redeemable preferred stock	566	566
Stockholders’ Deficit:
Common stock $0.0001 par value; 39,600,000 shares authorized as of June 30, 2021 and December 31, 2020; 6,635,988 and 6,262,460 shares issued, and outstanding as of June 30, 2021 and December 31, 2020, respectively	1	1
Additional paid-in capital	14,865	7,838
Accumulated deficit	(56,926)	(39,605)

Total stockholders’ deficit	(42,060)	(31,766)

Total Liabilities, Convertible Redeemable Preferred Stock, Warrants and Stockholders’ Deficit	$60,393	$60,478

See accompanying notes to the condensed financial statements.

IonQ, Inc.

Condensed Statements of Operations and Comprehensive Loss

(unaudited)

(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue	$93	$—	$218	$—
Costs and expenses:
Cost of revenue (excluding depreciation and amortization)	327	—	508	—
Research and development	5,477	2,696	9,131	5,304
Sales and marketing	871	101	1,098	182
General and administrative	2,904	609	5,860	1,113
Depreciation and amortization	502	340	947	623

Total operating costs and expenses	10,081	3,746	17,544	7,222

Loss from operations	(9,988)	(3,746)	(17,326)	(7,222)
Other income	2	79	5	294

Loss before benefit for income taxes	(9,986)	(3,667)	(17,321)	(6,928)
Benefit for income taxes	—	—	—	—

Net loss and comprehensive loss	$(9,986)	$(3,667)	$(17,321)	$(6,928)

Net loss per share attributable to common stockholders—basic and diluted	$(1.53)	$(0.68)	$(2.68)	$(1.31)

Weighted average shares used in computing net loss per share attributable to common stockholders – basic and diluted	6,535,917	5,389,336	6,471,023	5,288,692

See accompanying notes to the condensed financial statements.

IonQ, Inc.

Condensed Statements of Changes in Convertible Redeemable Preferred Stock, Warrants and Stockholders’ Deficit

(unaudited)

(in thousands, except share and per share data)

	Convertible Redeemable Preferred Stock							Stockholders’ Deficit
	Series A		Series B		Series B-1		Series B-1 Warrants	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount		Shares	Amount
Balance - March 31, 2020	2,000,000	$1,925	9,753,798	$21,111	11,166,941	$61,867	$—	5,300,370	$1	$3,526	$(27,442)	$(23,915)
Net loss	—	—	—	—	—	—	—	—	—	—	(3,667)	(3,667)
Stock Options Exercised	—	—	—	—	—	—	—	39,879	—	20	—	20
Vesting of Restricted Common Stock	—	—	—	—	—	—	—	187,500	—	73	—	73
Stock-based compensation	—	—	—	—	—	—	—	—	—	202	—	202

Balance – June 30, 2020	2,000,000	$1,925	9,753,798	$21,111	11,166,941	$61,867	$—	5,527,749	$1	$3,821	$(31,109)	$(27,287)

Balance - March 31, 2021	2,000,000	$1,925	9,753,798	$21,111	11,166,941	$61,867	$566	6,479,892	$1	$11,336	$(46,940)	$(35,603)
Net loss	—	—	—	—	—	—	—	—	—	—	(9,986)	(9,986)
Issuance of common stock for intellectual property and research and development arrangement	—	—	—	—	—	—	—	95,295	—	737	—	737
Stock Options Exercised	—	—	—	—	—	—	—	25,067	—	29	—	29
Vesting of Restricted Common Stock	—	—	—	—	—	—	—	35,734	—	231	—	231
Stock-based compensation	—	—	—	—	—	—	—	—	—	2,532	—	2,532

Balance - June 30, 2021	2,000,000	$1,925	9,753,798	$21,111	11,166,941	$61,867	$566	6,635,988	$1	$14,865	$(56,926)	$(42,060)

Balance —-December 31, 2019	2,000,000	$1,925	9,753,798	$21,111	11,166,941	$61,867	$—	5,098,562	$1	$3,263	$(24,181)	$(20,917)
Net loss	—	—	—	—	—	—	—	—	—	—	(6,928)	(6,928)
Stock Options Exercised	—	—	—	—	—	—	—	54,187	—	27	—	27
Vesting of Restricted Common Stock	—	—	—	—	—	—	—	375,000	—	146	—	146
Stock-based compensation	—	—	—	—	—	—	—	—	—	385	—	385

Balance – June 30, 2020	2,000,000	$1,925	9,753,798	$21,111	11,166,941	$61,867	$—	5,527,749	$1	$3,821	$(31,109)	$(27,287)

Balance —-December 31, 2020	2,000,000	$1,925	9,753,798	$21,111	11,166,941	$61,867	$566	6,262,460	$1	$7,838	$(39,605)	$(31,766)
Net loss	—	—	—	—	—	—	—	—	—	—	(17,321)	(17,321)
Issuance of common stock for intellectual property and research and development arrangement	—	—	—	—	—	—	—	95,295	—	2,381	—	2,381
Stock Options Exercised	—	—	—	—	—	—	—	223,432	—	223	—	223
Vesting of Restricted Common Stock	—	—	—	—	—	—	—	54,801	—	416	—	416
Stock-based compensation	—	—	—	—	—	—	—	—	—	4,007	—	4,007

Balance — June 30, 2021	2,000,000	$1,925	9,753,798	$21,111	11,166,941	$61,867	$566	6,635,988	$1	$14,865	$(56,926)	$(42,060)

See accompanying notes to the condensed financial statements.

IonQ, Inc.

Condensed Statements of Cash Flows

(unaudited)

(in thousands)

	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities:
Net loss	$(17,321)	$(6,928)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	947	623
Non-cash research and development arrangements	1,001	—
Amortization of warrant	125	—
Stock-based compensation	3,874	500
Non-cash operating lease expense	122	32
Changes in operating assets and liabilities:
Accounts receivable	(30)	92
Prepaid expenses and other current assets	(2,710)	(435)
Other noncurrent assets	(53)	-
Accounts payable	3,025	(155)
Accrued expenses	913	(86)
Operating lease liabilities	11	3
Unearned revenue	275	375

Net cash used in operating activities	(9,821)	(5,979)
Cash flows from investing activities:
Purchases of property and equipment	(2,997)	(6,126)
Capitalized software development costs	(764)	(526)
Intangible asset acquisition costs	(241)	(140)
Proceeds from disposal of assets	3	1

Net cash used in investing activities	(3,999)	(6,791)
Cash flows from financing activities:
Proceeds from stock options exercised	5,392	15

Net cash provided by financing activities	5,392	15

Net change in cash and cash equivalents	(8,428)	(12,755)
Cash and cash equivalents at the beginning of the period	36,120	59,527

Cash and cash equivalents at the end of the period	$27,692	$46,772

Supplemental disclosures of non-cash financing and investing activities
Issuance of common stock for intellectual property	$1,567	$—
Issuance of common stock for research and development arrangement	$815	$—
Property and equipment purchases in accounts payable and accrued expenses	$1,121	$994
Intangible asset purchases in accounts payable and accrued expenses	$121	$73

See accompanying notes to the condensed financial statements.

IonQ, Inc.

Notes to Condensed Financial Statements

(Unaudited)

1. DESCRIPTION OF BUSINESS

IonQ, Inc. (“IonQ” or “the Company”) was incorporated in the state of Delaware in September 2015 and is headquartered in College Park, Maryland. The Company is engaged in quantum computing and develops general-purpose quantum computing systems.

On March 7, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with dMY Technology Group, Inc. III (“dMY”) and Ion Trap Acquisition Inc. (“Merger Sub”), a Delaware corporation and a direct, wholly owned subsidiary of dMY. Pursuant to the Merger Agreement, the Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving entity in the Merger and, after giving effect to the Merger, becoming a wholly owned subsidiary of dMY. dMY will be renamed IonQ, Inc.

Concurrently with the execution of the Merger Agreement, dMY entered into subscription agreements with certain investors (collectively, the “PIPE Investors”) pursuant to which, on the terms and subject to the conditions therein, the PIPE Investors collectively subscribed for 35.0 million shares of common stock for an aggregate purchase price equal to $350.0 million (the “PIPE Investment”). The Merger closed and the PIPE Investment was consummated on September 30, 2021 as more fully described in Note 9 – Subsequent Events.

Prior to 2019, the Company built certain quantum computing systems solely for research & development purposes. To operate the quantum computing systems, the Company has developed custom hardware, custom firmware, and an operating system to orchestrate the quantum computers. During 2019, the Company began to commercialize its quantum computing systems and entered into its first significant customer agreements. Through these agreements, the Company permits customers to use the quantum computing systems through a quantum-computing-as-a-service (“QCaaS”) platform.

Segment Reporting

The Company operates as one operating segment as its chief executive officer, who is the chief operating decision maker, reviews financial information on a consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Preparation

The accompanying condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) as determined by the Financial Accounting Standards Board (“FASB”).

Unaudited Interim Financial Information

The interim condensed financial statements included in this quarterly report have been prepared by the Company and are unaudited, pursuant to the rules and regulations of the United States Securities and Exchange

Commission (“SEC”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to such rules and regulations. However, the Company believes that the disclosures contained in this quarterly report comply with the requirements of Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for a quarterly report and are adequate to make the information presented not misleading. The interim condensed financial statements included herein reflect all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position, results of operations and cash flows for the interim periods presented. These interim condensed financial statements should be read in conjunction with the financial statements and notes thereto included elsewhere in the final prospectus and definitive proxy statement, dated August 12, 2021, filed with the Securities and Exchange Commission. The Condensed Statements of Operations and Comprehensive Loss for the three and six months ended June 30, 2021 are not necessarily indicative of the results to be anticipated for the entire year ending December 31, 2021 or thereafter. All references to June 30, 2021 and 2020 in the notes to the condensed financial statements are unaudited.

Emerging Growth Company

The Company is an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act, until such time as those standards apply to private companies.

The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, the Company’s financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

The Company is in the process of merging with a publicly traded Special Purpose Acquisition Company (a “SPAC”), which will be accounted for as a reverse recapitalization (the “Transaction”) in accordance with U.S. GAAP. Refer to Note 1 for more information regarding the Transaction. If the Transaction were to be consummated, the surviving company will remain an emerging growth company until the earliest of (i) the last day of the Company’s first fiscal year following the fifth anniversary of the completion of the SPAC’s initial public offering, (ii) the last day of the fiscal year in which the Company has total annual gross revenue of at least $1.07 billion, (iii) the last day of the fiscal year in which the Company is deemed to be a large accelerated filer, which means the market value of the Company’s common stock that is held by non-affiliates exceeds $700.0 million as of the prior June 30th or (iv) the date on which the Company has issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in these condensed financial statements and accompanying notes.

Significant estimates and judgments are inherent in the analysis and measurement of items including, but not limited to revenue recognition, capitalization of internally developed software and quantum computing costs, useful lives of long-lived assets, commitments and contingencies, forecasts and assumptions used in determining the fair value of common stock and warrants for preferred stock. Management bases its estimates and assumptions on historical experience, expectations, forecasts, and on various other factors that are believed to be reasonable under the circumstances. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may differ and be affected by changes in those estimates.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are non-interest bearing and stated at the gross invoiced amount. A receivable is recorded when the Company has an unconditional right to receive payment based on the satisfaction of performance obligations. Accounts Receivable are composed of the following (in thousands):

	June 30, 2021	December 31, 2020
Billed Accounts Receivable	$405	$390
Unbilled Accounts Receivable	15	—

Total Accounts Receivable	$420	$390

On a periodic basis, management evaluates its accounts receivable and determines whether to provide an allowance or if any accounts should be written off. This assessment is based on management’s evaluation of past due receivables, collectability of specific accounts, historical loss experience and overall economic conditions. The Company did not have any allowance for doubtful accounts as of June 30, 2021 and December 31, 2020.

Revenue Recognition

The Company derives revenue from providing access to its QCaaS and professional services related to co-developing algorithms on the Quantum Computing Systems. In arrangements with the cloud service providers, the cloud service provider is considered the customer and IonQ does not have any contractual relationships with the cloud service providers’ end users. For these arrangements, revenue is recognized at the amount charged to the cloud service provider.

For contracts with a fixed transaction price, the fixed fee is recognized as QCaaS subscription-based revenues on a straight-line basis over the access period. Any variable fees for usage over the contractual minimums are estimated at contract inception and recognized ratably over the access period unless such variable usage fees are probable of reversal in future periods. In those instances, variable usage fees are included in the determination of the transaction consideration once known. For contracts without fixed fees, variable usage fees are billed and recognized during the period of such usage.

As of June 30, 2021, approximately $3.6 million of revenue is expected to be recognized from remaining performance obligations that are unsatisfied (or partially unsatisfied) for non-cancelable contracts. The Company expects to recognize revenue of $0.1 million related to those remaining performance obligations during the remainder of 2021. The Company expects to recognize revenue of $0.2 million related to these remaining performance obligations in the year ending December 31, 2022 with the remainder recognized thereafter. The Company has not estimated the timing of revenue recognition for the remaining unsatisfied performance obligations related to usage-based contracts as the timing of customer usage cannot be predicted given the limited historical data.

Early Exercise of Stock Options

Stock options granted under the 2015 Equity Incentive Plan provide employee option holders, if approved by the Board, the right to exercise unvested options in exchange for restricted common stock, which is subject to a repurchase right held by the Company at the lower of (i) the fair market value of its common stock on the date of repurchase or (ii) the original purchase price. Early exercises of options are not deemed to be substantive exercises for accounting purposes and accordingly, amounts received for early exercises are recorded as a liability. As of June 30, 2021, and December 31, 2020, there were 521,859 and no shares, respectively, subject to repurchase related to stock options early exercised and unvested. These amounts are reclassified to common stock and additional paid-in capital as the underlying shares vest. As of June 30, 2021, the Company recorded a liability related to these shares subject to repurchase in the amount of $4.8 million in its condensed balance sheet. The Company did not have any early exercises of stock options prior to the six months ended June 30, 2021, and as such there was no such balance as of December 31, 2020.

Intangible Assets, Net

The Company’s intangible assets include website domain costs, patents, intellectual property, and trademarks. Intangible assets with identifiable useful lives such as patents and intellectual property are initially valued at acquisition cost and are amortized over their estimated useful lives, which is generally 20 years, using the straight-line method. With respect to patents, acquisition costs include external legal and patent application costs. Intangible assets with indefinite useful lives are assessed for impairment at least annually. During the three months ended June 30, 2021 and 2020, the Company capitalized $0.3 million and $0.1 million, respectively, of intangible assets primarily related to intellectual property, and during the six months ended June 30, 2021 and 2020, the Company capitalized $1.9 million and $0.2 million, respectively.

Capitalized Internally Developed Software

Capitalized internally developed software, which is included in intangible assets, net, consists of costs to purchase and develop internal-use software, which the Company uses to provide services to its customers. The costs to purchase and develop internal-use software are capitalized from the time that the preliminary project stage is completed, and it is considered probable that the software will be used to perform the function intended, until the time the software is placed in service for its intended use. Any costs incurred during subsequent efforts to upgrade and enhance the functionality of the software are also capitalized. Once this software is ready for use as part of the Company’s service offerings, these costs are amortized on a straight-line basis over the estimated useful life of the software, which is typically assessed to be 3 years. During the three months ended June 30, 2021 and 2020, the Company capitalized $0.5 million and $0.3 million in internal-use software costs, respectively and during the six months ended June 30, 2021 and 2020, the Company capitalized $0.8 million and $0.5 million in internal-use software costs, respectively. The Company amortized $0.2 million and $0.1 million of capitalized internally developed software costs during the three months ended June 30, 2021 and 2020, respectively and $0.3 million and $0.1 million of capitalized internally developed software costs during the six months ended June 30, 2021 and 2020, respectively.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and trade accounts receivable. Cash balances are primarily invested in money market funds or on deposit at high credit quality financial institutions in the U.S. These deposits are typically in excess of insured limits.

The Company’s accounts receivable are derived from revenue earned from customers primarily located in the U.S. The Company performs periodic evaluations of its customers’ financial condition and generally does not require its customers to provide collateral or other security to support accounts receivable and maintains an allowance for doubtful accounts. Credit losses historically have not been material.

Significant customers are those which represent more than 10% of the Company’s total revenue at each balance sheet date. The Company’s revenue from significant customers was from three customers for the three months ended June 30, 2021 and from two customers for the six months ended June 30, 2021. The Company did not have any revenue for the three and six month periods ended June 30, 2020.

Loss Per Share

The Company accounts for its convertible redeemable preferred stock and certain awards granted in share-based transactions that have a non-forfeitable right to dividends prior to vesting as participating securities in the computation of earnings per share. The Company calculates earnings per share using the two-class method under ASC 260 Earnings Per Share (“ASC 260”). In applying the two-class method, the Company does not allocate losses to participating securities as they are not required to fund losses.

Basic net loss per common share excludes dilution for potential common stock equivalents and is computed by dividing net loss by the weighted-average number of shares of common stock outstanding for the period.

The following table sets forth the computation of basic and diluted loss per share attributable to common stockholders (in thousands, except share and per share data):

	Three Months Ended June 30,		Six Months Ended June 30,
Numerator:	2021	2020	2021	2020

Net loss available to common stockholders	$(9,986)	$(3,667)	$(17,321)	$(6,928)

Denominator:
Weighted average shares used in computing net loss per share attributable to common stockholders – basic and diluted	6,535,917	5,389,336	6,471,023	5,288,692

Net loss per share attributable to common stockholders – basic and diluted	$(1.53)	$(0.68)	$(2.68)	$(1.31)

In periods with a reported net loss, the effects of anti-dilutive convertible preferred stock, stock options, unvested common stock (including unvested restricted common stock) and warrants are excluded and diluted loss per share is equal to basic loss per share. The following is a summary of the weighted average common stock equivalents for the securities outstanding during the respective periods that have been excluded from the computation of diluted net loss per common share, as their effect would be anti-dilutive:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Convertible preferred stock, all series	22,920,739	22,920,739	22,920,739	22,920,739
Common stock options outstanding	6,146,550	4,034,607	6,020,942	3,910,415
Warrants to purchase Series B-1 convertible preferred stock	2,050,463	2,050,463	2,050,463	2,050,463
Unvested common stock	536,184	175,272	377,371	298,146

Total	31,653,936	29,181,081	31,369,515	29,179,763

3. PROPERTY AND EQUIPMENT, NET

Property and equipment, net is composed of the following (in thousands):

	June 30, 2021	December 31, 2020
Computer equipment and acquired computer software	$558	$364
Machinery, equipment, furniture, and fixtures	3,717	2,974
Leasehold improvements	810	736
Quantum computing systems	12,815	9,617

Gross Property and Equipment	17,900	13,691
Less: accumulated depreciation	(2,342)	(1,703)

Net Property and Equipment	$15,558	$11,988

Depreciation expense for the three months ended June 30, 2021 and 2020 was $0.3 million and for the six months ended June 30, 2021 and 2020 was $0.6 million and $0.5 million, respectively.

4. AGREEMENTS WITH UMD AND DUKE

Exclusive License Agreement

The Company entered into an exclusive license agreement (“License Agreement”) in July 2016 with the University of Maryland (“UMD”) and Duke University (“Duke”). The License Agreement grants to the Company an exclusive, perpetual license (“Initial Patents”) to certain patents, know-how and other intellectual property utilized in trapped-ion quantum computing systems. The license granted to the Company is exclusive for all patents (and non-exclusive for other types of intellectual property), subject to certain governmental rights and retained rights by UMD and Duke and other non-profit institutions to use and practice the Licensed Patents (as defined below) and technology for internal research and other non-profit purposes.

On February 1, 2021, the Company and UMD executed two amendments to the License Agreement granting exclusive rights to license additional intellectual property in exchange for a total of 63,530 common shares. The shares had not been issued at the time the amendments were executed. Management evaluated the amendments and concluded that the arrangements qualify as equity-classified instruments and recorded an intangible asset and additional paid in capital based on the fair value of the shares at the date the amendments were executed of $1.6 million. The shares for each executed amendment were issued during the three months ended June 30, 2021.

Exclusive Option Agreements

The Company also entered into an exclusive option agreement (“Option Agreement”) with each of UMD and Duke in 2016 whereby on the anniversary of the effective date of the License Agreement for a period of 5 years, the Company has the right to exclusively license additional intellectual property developed by UMD and Duke (the “Additional Patents” and together with the Initial Patents, the “Licensed Patents”) by exercising an annual option and issuing 31,765 common shares each to Duke and UMD in consideration for the Additional Patents. The amount to be issued to UMD and Duke pursuant to the option over the 5-year term is equal to an aggregate of 158,825 common shares to each university. The Company may elect not to exercise the option if there was not a minimum number of intellectual property developed in a given year and then the Option Agreement would extend another year. As of December 31, 2020, the Company and Duke amended the Duke Option Agreement providing the remaining shares of common stock in consideration for research and development services through July 15, 2026.

The Company recognized $0.1 million and $0 of research and development expense related to the agreement with Duke during the three months ended June 30, 2021 and June 30, 2020, respectively and $0.3 million and $0 of research and development expense related to the agreement with Duke during the six months ended June 30, 2021 and June 30, 2020, respectively.

On February 4, 2021, the Company and UMD amended the UMD Option Agreement to provide for the issuance of the remaining 31,765 shares of common stock to UMD as a nonrefundable upfront payment in exchange for research and development services by UMD whereby the Company will obtain rights to any potential future intellectual property developed through July 2021. The fair value of the shares to be issued to UMD at the date the amendment was executed was $0.8 million. The shares were issued to UMD during the three months ended June 30, 2021. The Company recognized $0.5 million and $0.7 million of research and development expense associated with the UMD Option Agreement amendment for the three and six months ended June 30, 2021, respectively.

Additionally, under the terms of the License Agreement and Option Agreement, UMD was provided an exit guarantee if a sale or liquidation of the Company would occur that provides for the following:

•	acceleration of the issuance of common stock as if exercised through the License Agreement,
•

additional consideration equal to the consideration which a holder of one-half of one percent (0.5%) of the common stock of the Company, on a fully diluted basis, would have received in the sale to the extent it exceeds the amount UMD shall be entitled to as a result of ownership at the time of sale.

The exit guarantee was not modified as a result of the amendment to the Option Agreement.

5. COMMITMENTS AND CONTINGENCIES

Warranties and Indemnification

The Company’s commercial services are typically warranted to perform in a manner consistent with general industry standards that are reasonably applicable and materially in accordance with the Company’s documentation under normal use and circumstances.

The Company’s arrangements generally include certain provisions for indemnifying customers against liabilities if its products or services infringe third-party intellectual property rights. To date, the Company has not incurred any material costs as a result of such obligations and has not accrued any liabilities related to such obligations in the accompanying condensed financial statements.

6. WARRANT TRANSACTION AGREEMENT

In November 2019, contemporaneously with a revenue arrangement, the Company entered into a contract, pursuant to which the Company agreed to issue to a customer, warrants to acquire up to 2,050,463 shares of Series B-1 (the “Warrant Shares”), subject to certain vesting events. As the warrants were issued in connection with an existing commercial agreement with a customer, the value of the warrants were determined to be consideration payable to the customer and consequently are treated as a reduction to revenue recognized under the corresponding revenue arrangement. As a result, during the three and six months ended June 30, 2021 $0.1 million of warrant amortization was recognized against revenue, respectively. No warrant expense was recognized against revenue in the three and six month periods ended June 30, 2020.

Under the terms of the warrant agreement, 6.5% of the Warrant Shares will vest and be immediately exercisable on the date of the public announcement of the availability of the Company’s hardware on the cloud provider’s platform. The Warrant Shares have an exercise price of $5.58 per share and are exercisable through November 2029.

The fair value of the Warrant Shares at the date of issuance was determined to be $8.7 million. As of June 30, 2021, Warrant Shares with a fair value of $0.6 million were vested. The fair value of the unamortized warrants as of June 30, 2021 is $0.4 million and is recorded within other noncurrent assets and will be amortized over time as the related customer revenue is earned.

7. SHARE BASED COMPENSATION

The Company has a 2015 Equity Incentive Plan (the “Plan”) which provides for the grant of share-based compensation in the form of awards of options, stock appreciation rights (“SARs”), restricted stock awards and restricted stock units, to certain officers, directors, employees, consultants, and advisors to purchase shares of the Company’s common stock. The Company reserved 9,002,266 shares of common stock for awards granted under the Plan as of June 30, 2021.

Vesting generally occurs over four to five years from the date of grant and all options granted have a contractual term of 10 years. Vested options held at the date of an employee’s termination may be exercised within three months. The board of directors may terminate the Plan at any time. The Company’s bylaws include a right of first refusal which states that if a stockholder desires to sell or otherwise transfer any shares of common stock, then the stockholder will first give written notice of such to the Company at which point the Company generally has 30 days to purchase all (but not less than all) of the shares specified in the notice at the price and upon the terms set forth in such notice. Under the Plan, the Company’s right of first refusal will expire upon the earlier of (i) the date securities of the Company are first offered to the public pursuant to an effective registration statement or (ii) September 28, 2025. The Company records forfeitures as they occur.

The Company estimates the fair value of stock options on the date of grant using the Black-Scholes option-pricing model. The Black-Scholes option-pricing model requires estimates of highly subjective assumptions, which affect the fair value of each stock option.

Expected Volatility—As the Company is privately held and there has been no public market for its common stock to date, the expected volatility is based on the average historical stock price volatility of comparable publicly-traded companies in its industry peer group, financial, and market capitalization data.

Expected Term— The expected term of the Company’s options represents the period that the stock-based awards are expected to be outstanding.

The Company has estimated the expected term of its employee awards using the SAB Topic 14 Simplified Method allowed by the FASB and SEC, for calculating expected term as it has limited historical exercise data to provide a reasonable basis upon which to otherwise estimate expected term. Certain of the Company’s options began vesting prior to the grant date, in which case the Company uses the remaining vesting term at the grant date in the expected term calculation.

Risk-Free Interest Rate— The Company estimates its risk-free interest rate by using the yield on actively traded non-inflation-indexed U.S. treasury securities with contract maturities equal to the expected term.

Dividend Yield— The Company has not declared or paid dividends to date and does not anticipate declaring dividends. As such, the dividend yield has been estimated to be zero.

Fair Value of Underlying Common Stock— Because the Company’s common stock is not yet publicly traded, the Company estimated the fair value of common stock. The Board of Directors considered numerous objective and subjective factors to determine the fair value of the Company’s common stock at each meeting in which awards are approved. The factors considered include, but are not limited to: (i) the results of contemporaneous independent third-party valuations of the Company’s common stock; (ii) the prices, rights, preferences, and privileges of the Company’s Convertible Redeemable Preferred Stock relative to those of its common stock; (iii) the lack of marketability of the Company’s common stock; (iv) actual operating and financial results; (v) current business conditions and projections; (vi) the likelihood of achieving a liquidity event, such as an initial public offering or sale of the Company, given prevailing market conditions; and (vii) precedent transactions involving the Company’s shares.

The assumptions used to estimate the fair value of stock options granted during the three and six months ended June 30, 2021 and 2020 are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Risk- Free Interest Rate	—%	0.48%	0.96%	1.30%
Expected Term (in years)	—	6.69	6.26	6.18
Expected Volatility	—%	72.74%	77.04%	70.83%
Dividend Yield	—%	—%	—%	—%

A summary of the stock option activity is as follows:

	Number of Option Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value (in millions)
Outstanding as of December 31, 2019	3,441,798	$0.53	8.80	$5.00
Granted	694,895	$1.88
Exercised	(54,187)	$0.50
Cancelled/ Forfeited	(34,667)	$0.49

Outstanding as of June 30, 2020	4,047,839	$0.76	8.54	$1.48

	Number of Option Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value (in millions)
Outstanding as of December 31, 2020	5,400,426	$1.39	8.67	$44.80
Granted	1,603,709	$9.68
Exercised	(800,092)	$6.74
Cancelled/ Forfeited	(84,524)	$2.84

Outstanding as of June 30, 2021	6,119,519	$2.84	8.44	$204.88

Exercisable as of June 30, 2021	1,590,507	$0.89	7.62	$56.40

Exercisable and expected to vest at June 30, 2021	6,119,519	$2.84	8.44	$204.88

The total intrinsic value of options exercised was $0.9 million and $0.1 million for the three months ended June 30, 2021 and 2020, respectively and $23.7 million and $0.1 million for the six months ended June 30, 2021 and 2020, respectively. The weighted-average grant date fair value per share for the stock options granted during the three months ended June 30, 2020 was $1.45 and no options were granted during the three months ended June 30, 2021. The weighted-average grant date fair value per share for the stock options granted during the six months ended June 30, 2021 and 2020 was $23.60 and $1.35, respectively. The aggregate grant-date fair value of options vested during the three months ended June 30, 2021 and 2020 was $1.2 million and $0.2 million, respectively and the aggregate grant-date fair value of options vested during the six months ended June 30, 2021 and 2020 was $1.9 million and $0.3 million, respectively. As of June 30, 2021, the total unrecognized compensation related to unvested stock option awards was $42.2 million, which the Company expects to recognize over a weighted-average period of approximately 2.24 years.

Total stock-based compensation expense for both stock option awards and unvested restricted shares which is included in the condensed financial statements as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Cost of revenue	$31	$—	$31	$—
Research and development	717	138	1,170	273
Sales and marketing	25	—	25	—
General and administrative	1,670	117	2,648	227

Stock-based compensation, net of amounts capitalized	2,443	255	3,874	500
Capitalized stock-based compensation – Intangibles and fixed assets	89	20	133	31

Total stock-based compensation	$2,532	$275	$4,007	$531

After the issuance of the interim financial statements for the three months ended March 31, 2021, we reassessed certain inputs utilized in determining the grant date fair of our stock-based awards that were granted in the period. This reassessment resulted in an increase of aggregate unrecognized stock-based compensation of approximately $4.5 million as of March 31, 2021. The incremental stock-based compensation expense related to the three months ended March 31, 2021 was $117,000 and was recognized in the three months ended June 30, 2021 as it was not material.

8. RELATED PARTY TRANSACTIONS

Transactions with UMD and Duke

As described in Note 4 – Agreements with UMD and Duke, the Company entered into a License Agreement and Option Agreement with UMD and Duke whereby the Company, in the normal course of business, has licensed certain intellectual property and, in the case of the Amendments to the Duke and UMD Option Agreements, has purchased research and development services. The Company considers these agreements to be related party transactions because during 2021 and 2020, the Company’s Co-founder and Chief Technology Officer served as a professor at Duke and the Company’s Co-founder and Chief Scientist served as a professor at UMD. During the six months ended June 30, 2021, the Company’s Chief Scientist moved to Duke and each, in their role as professors at Duke, are leading the research subject to the License Agreement and Option Agreement with Duke as of June 30, 2021.

In addition, the Company entered into an amendment to its operating lease for office space with UMD. The lease was amended with UMD in March 2020 to extend the terms of the agreement for the existing premise and lease additional expansion premise and was amended in December 2020 to provide additional rent adjustments.

The Company’s results from transactions with UMD and Duke, as reflected in the Statements of Operations and Comprehensive Loss are detailed below:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Research and development	$796	$61	$1,336	$110
General and administrative	61	9	130	16

The Company has the following balances related to transactions with UMD and Duke, as reflected in the Balance Sheets:

	June 30, 2021	December 31, 2020
Assets
Prepaid expenses and other current assets	769	1,013
Operating lease right-of-use asset	4,164	4,296
Other noncurrent assets	2,105	2,365
Liabilities
Accounts payable	1	5
Current operating lease liabilities	559	495
Non-current operating lease liabilities	3,716	3,776

9. SUBSEQUENT EVENTS

The Company has completed an evaluation of all subsequent events through September 30, 2021, the date the condensed financial statements were available to be issued, to ensure that these financial statements include appropriate disclosure of events both recognized in the condensed financial statements and events which occurred but were not recognized in the condensed financial statements. The Company is not aware of any subsequent events that would require recognition or disclosure in the financial statements, other than as described below.

On September 30, 2021, the Company consummated the Merger with dMY resulting in net proceeds of approximately $558.0 million, inclusive of $345.0 million in gross proceeds from the PIPE Investors. Upon closing, the stockholders of the Company, including the common and preferred shareholders, received approximately 121 million shares of common stock of the combined company, representing 63% ownership interest of the combined company. As a result, the Company expects that the Merger will be accounted for as a reverse recapitalization with IonQ being identified as the accounting acquirer.